Exhibit 99.1

I-many Press Release

Contact: Kevin Harris Chief Financial Officer I-many, Inc. 732.452.1515 kharris@Imany.com	Scott Liolios Liolios Group, Inc. Investor Relations 949-574-3860 scott@liolios.com

I-many Announces Third-Quarter 2005 Financial Results

EDISON, N.J.—(BUSINESS WIRE)—October 25, 2005—I-many, Inc. (NASDAQ:IMNY—News), a leading provider of advanced Enterprise Contract Management (ECM) solutions for managing corporate commitments, reported financial results for the third quarter of 2005.

Net revenues for the third quarter totaled $7.1 million, a decrease of 16% versus $8.3 million reported in the second quarter of 2005 and a decrease of 24% versus $9.3 million reported in the third quarter of 2004. License revenue of $567,000 decreased 62% from $1.5 million in the second quarter of 2005 and decreased 76% from $2.4 million in the third quarter of 2004. Service revenue of $6.5 million decreased 6% versus $6.9 million reported in both the second quarter of 2005 and in the third quarter of 2004. Loss for the third quarter of 2005 was $(0.07) per share, versus a loss of $(0.02) per share in the third quarter of 2004.

Quarter-end cash, restricted cash and short-term investments decreased to $18.2 million as of September 30, 2005 versus $19.1 million as of June 30, 2005.

I-many Acting CEO Yorgen Edholm commented, “I have been on the job for almost three months now and continue to be excited about I-many’s opportunity. Management’s mandate from the company’s board is clear – to build shareholder value by leveraging I-many’s dominant position in the Life Sciences market and its leadership role as the only publicly-traded, independent company devoted to Enterprise Contract Management. We are committed to delivering the industry’s leading technology, serving as a trusted partner to a satisfied and loyal client base in Life Sciences and other selected vertical markets, and achieving significant growth and profitability.” Mr. Edholm added, “The company expects to be measured by how well it:

•	Continues to lead the Enterprise Contract Management market

•	Builds on its successes in the Life Sciences market by creating new products and creating additional value for existing customers

•	Expands into new vertical markets

•	Decreases the volatility of its revenues and earnings by gradually increasing its use of long-term subscription licenses, and

•	Leverages its existing sales and professional services organizations with partnerships and alliances.”

I-many CFO Kevin Harris commented, “This has been an important transition quarter for I-many as we integrate new management leadership and re-design the business.” Towards this end we achieved significant milestones during the third quarter, including:

•	Signing 9 license transactions, 4 with new customers, with an aggregate value over the term of the 9 contracts of $2.6 million, further expanding the company’s industry-leading customer base.

•	Signing 6 new subscription transactions during the quarter, bringing the unamortized value of subscriptions to be recognized over the next 5 years to $7.9 million, and adding to I-many’s base of recurring revenue. Deferred revenue plus the value of unamortized subscriptions now totals $17.5 million. Our recurring revenue from maintenance and support, hosting and subscription revenue is anticipated to be approximately $3.9 million in the fourth quarter of 2005.

•	Further demonstrating the strength of our position in the Life Sciences market while diversifying with new sales in other industries.

Transactions in the quarter included license sales to ZLB Behring, Sykes Enterprises, Eisai Inc. and Elan Pharmaceuticals, Allergan and MGI Pharma.

Fourth Quarter 2005 and 2006 Guidance:

Management anticipates a better fourth quarter, in terms of both recognized revenue and total recognized and deferred revenue from new contracts, compared with the third quarter. While it is difficult to predict the mix of recognizable and deferred transactions the company will sign in a quarter, management expects the gross value of new license transactions in the fourth quarter of 2005 to be in excess of $3 million. Total recognized revenues are expected to be the in the range of $8.5 to $10 million. Management expects expenses to range from $11.2 to $11.5 million and cash at year end to be between $17 and $18 million.

I-many anticipates growth in both recognized revenue and aggregate new license values (recognized or deferred) in 2006 and plans to give annual guidance at its fourth quarter 2005 conference call.

Management is including additional financial information in this press release and in its third quarter report on Form 10-Q that it believes will give shareholders additional insight into quarterly results. Following the balance sheet and income statement, management has included a table that shows the trends over the last five quarters for new license transactions including subscription contracts, the recognition into reportable revenue of subscriptions and other deferred transactions, and the reconciliation of those numbers to total product revenue according to generally accepted accounting principles (“GAAP”). Also, this quarter the company has discontinued the use of the non-GAAP “pro forma” income statement measures, as management no longer believes that they enhance the overall understanding of the company’s financial statements.

I-many will hold a conference call tomorrow, Wednesday, July 26th, 2005, at 10:00 a.m. Eastern Time. The call-in number is (866) 202-3048 or (617) 213-8843, passcode 96029238. The call is also being webcast and can be accessed at I-many’s web site at www.imany.com.

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements with a non-GAAP quarterly reconciliation of the gross value of license transactions to its reported GAAP product revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of product revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY—News) delivers advanced Enterprise Contract Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment—from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company’s historical dependence on the healthcare market will continue; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$17,501	$6,098
Restricted cash	21	161
Short-term investments and securities held for sale	0	14,610
Accounts receivable	7,564	9,964
Other current assets	1,174	518

Total current assets	26,260	31,351
Property and equipment, net	1,339	1,300
Restricted cash	641	663
Other assets	121	120
Acquired intangible assets, net	1,056	2,097
Goodwill	8,667	8,667

Total assets	$38,084	$44,198

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,200	$6,571
Current portion of deferred revenue	11,338	9,975
Capital lease obligations	21	160

Total current liabilities	16,559	16,706

Deferred revenue, net of current portion	187	275
Other long-term liabilities	1,105	1,347
Stockholders’ equity	20,233	25,870

Total liabilities and stockholders’ equity	$38,084	$44,198

I-MANY, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net Revenues:
Product	$567	$2,393	$4,124	$8,341
Services	6,483	6,914	20,226	20,551

Total net revenues	7,050	9,307	24,350	28,892
Cost of revenues	3,888	3,788	11,659	11,757

Gross profit	3,162	5,519	12,691	17,135

Operating expenses:
Sales and marketing	1,961	1,964	6,177	6,335
Research and development	2,795	2,759	8,727	8,879
General and administrative	1,320	1,068	3,613	3,921
Depreciation	204	233	591	664
Amortization of acquired intangible assets	343	378	1,041	1,087
In-process research and development	0	0	0	290
Restructuring and other charges (credits)	8	62	(25)	1,371

Total operating expenses	6,631	6,464	20,124	22,547

Loss from operations	(3,469)	(945)	(7,433)	(5,412)
Other income, net	110	107	182	167

Loss before income taxes	(3,359)	(838)	(7,251)	(5,245)
Benefit from income taxes	0	(82)	0	(82)

Net loss	($3,359)	($756)	($7,251)	($5,163)

Basic and diluted net loss per common share	($0.07)	($0.02)	($0.16)	($0.13)

Weighted average shares outstanding	45,348	41,575	43,951	41,076

Reconciliation of Value of License Transactions to Reportable Product Revenue

	QUARTER ENDED
	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$2,004	$3,886	$1,474	$4,536	$1,209
Industry Solutions	224	1,617	421	500	1,405

	2,228	5,503	1,895	5,036	2,614
Add product revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences—subscriptions	34	69	138	223	239
Health and Life Sciences—other deferrals	0	289	1,476	0	0
Industry Solutions—other deferrals	550	0	0	0	0

	584	358	1,614	223	239
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	419	2,802	1,249	3,779	904
Industry Solutions	0	125	183	0	1,382

	419	2,927	1,432	3,779	2,286

Product revenue recorded:
Health and Life Sciences	1,619	1,442	1,839	980	544
Industry Solutions	774	1,492	238	500	23

	$2,393	$2,935	$2,077	$1,480	$567